Exhibit 99.1

Academy Sports + Outdoors Announces President Transition

Sam J. Johnson promoted to President

Eric Friederich promoted to Senior Vice President of Retail Operations

Michael P. Mullican steps down as President to pursue other personal and professional opportunities

KATY, TEXAS (PRNewswire — October 23, 2023) – Academy Sports and Outdoors, Inc. (“Academy”) (Nasdaq: ASO) today announced that, effective on October 23, 2023, Sam J. Johnson, Executive Vice President (EVP) of Retail Operations, will become President, succeeding Michael P. Mullican, who recently informed the company that he is stepping down to pursue other personal and professional opportunities. In his new role, Mr. Johnson will continue to report to Steve Lawrence, Chief Executive Officer, and his responsibilities will include continued oversight of retail operations and real estate & construction, as well as new responsibility for logistics & supply chain. Mr. Mullican will serve the company in an advisory capacity through a brief transition period beginning today.

Mr. Johnson has served as EVP of Retail Operations and a key member of the executive leadership team since joining Academy in April 2017. He led the transformation of Academy’s store operations to sector-leading store productivity and profitability, while also achieving record customer satisfaction scores. Mr. Johnson was also instrumental in helping create a more exciting shopping experience by hiring “enthusiasts” to help customers make more informed purchasing decisions, while also investing in technology and processes that helped improve operations and drive greater productivity. During his tenure at Academy, he has developed a strong partnership with the company’s logistics & supply chain organization, positioning him well to take on this added responsibility. Prior to joining the company, Mr. Johnson spent seven years with hhgregg, Inc., where he most recently served as Chief Retail Officer and led various functions including store operations, customer relations, commercial sales, real estate and visual merchandising. Prior to hhgregg, Inc., he spent more than 20 years in various leadership roles with Sears Holdings Corporation, including Vice President of Small Stores.

In connection with Mr. Johnson’s promotion to President, Eric Friederich has been promoted to Senior Vice President of Retail Operations, succeeding Mr. Johnson as the head of store operations. Mr. Friederich has been with Academy since November 2016, most recently as Regional Vice President of East Region Stores and previously as Senior Director of Communication and Merchandise Execution and as a District Manager. He has more than 25 years of retail business experience and previously held leadership positions at JCPenney and Target.

Mr. Lawrence stated, “I am pleased to congratulate Sam and Eric on their well-deserved promotions. Sam is a trusted and integral partner to our leadership team. I am confident that his deep retail experience, proven leadership and broad knowledge of our business make him well-suited to help lead us through our current long-range strategy. Eric also brings a strong wealth of store operations experience and exceptional leadership that we will leverage to continue driving store growth and productivity.”

Mr. Johnson stated, “I am honored to take on my new role as Academy’s next President. I look forward to working closely with Steve, our Board, and the entire Academy team to continue advancing our long-term growth strategy through new store openings and the increased productivity of existing stores and distribution centers, while providing fun for all our customers.”

Mr. Lawrence continued, “I also want to thank Michael for his service and leadership to Academy and all his contributions to our success, including helping lead the company through remarkable growth, an initial public offering and a debt refinancing. All of us wish him the best in his future endeavors."

Mr. Mullican stated, “It has been an exciting and rewarding journey at Academy. I have genuinely enjoyed my time here and am grateful for the experience and opportunities Academy has provided me. I want to thank all the amazing people across Academy for their support and contributions through the years. I am very proud of the many accomplishments we’ve achieved together.”

About Academy Sports + Outdoors
Academy is a leading full-line sporting goods and outdoor recreation retailer in the United States. Originally founded in 1938 as a family business in Texas, Academy has grown to 275 stores across 18 states. Academy’s mission is to provide “Fun for All” and Academy fulfills this mission with a localized merchandising strategy and value proposition that strongly connects with a broad range of consumers. Academy’s product assortment focuses on key categories of outdoor, apparel, sports & recreation and footwear through both leading national brands and a portfolio of private label brands. For more information, visit www.academy.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Academy’s current expectations and are not guarantees of future performance. You can identify these forward-looking statements by the use of words such as “continues,” “may,” “will,” “should,” “could,” “strategies,” “plans” or the negative version of these words or other comparable words. The forward-looking statements include, among other things, statements regarding Academy’s expectations regarding its future performance and are subject to various risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory and other factors, including ongoing inflation and continued increases in interest rates, many of which are beyond Academy’s control. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in Academy’s filings with the SEC, including Academy’s most recently filed Annual Report on Form 10-K, under the caption “Risk Factors,” as may be updated from time to time in our periodic filings with the SEC. Any forward-looking statement in this press release speaks only as of the date of this release. Academy undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact	Media Contact
Matt Hodges	Elise Hasbrook
VP, Investor Relations	VP, Communications
281-646-5362	281-944-6041
matt.hodges@academy.com	elise.hasbrook@academy.com

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